Exhibit 99.1

Kandi Technologies, Corp. Completes $10 Million Institutional Private Placement

JINHUA, CHINA—January 21, 2010 - Kandi Technologies, Corp. (NASDAQ:KNDI) a leading Chinese exporter of recreational vehicles and developer of the “COCO” all electric LSV, which recently forged a China-based multi-company Alliance to create China’s first, large-scale electric vehicle (EV) model city, today announced it has successfully raised $10,000,000 through the issuance of senior convertible notes to two U.S. institutional investors.

Mr. Xiaoming Hu, Chairman and CEO of Kandi, stated, “We and our Alliance partners are working at top speed to bring our vision of China’s first electric vehicle model city to fruition, and I am extremely pleased that, right at the start, Kandi has attracted significant U.S. investor support for our role in this revolutionary project.”

He added, “Kandi COCO vehicles with new, patented technology for easy removal and replacement of batteries will be a key element in the startup of this project, and I believe this funding strengthens our ability to meet anticipated first stage vehicle production requirements while also pursuing our legacy business.”

Description of Financing

As part of the private placement, on January 21, 2009,  Kandi Technologies issued 2-year senior convertible notes (“the Notes”) with an aggregate principal amount of $10 million, which carry an initial conversion price of $6.25 per share and pay interest at 6 percent per annum. Additionally, investors in the private placement were granted 800,000 3-year warrants with a strike price of $6.5625 per common share.  Kandi may redeem the Notes at 125% of the principal amount, plus accrued and unpaid interest, beginning on the six-month anniversary after the effectiveness of a registration statement covering the underlying shares of common stock, provided certain market price conditions are met.  The Company is obligated to file the registration statement sixty calendar days from the closing date.  Further information about the Notes and Warrants is available in the Company’s 8-K filed today with the Securities Exchange Commission (“the SEC”).

FT Global Capital, Inc. acted as lead placement agent, and Brean, Murray, Carret & Co. acted as co-placement agent for this transaction.  K&L Gates LLP served as the Company’s counsel and Greenberg Traurig, LLP as counsel to the investors.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About The Alliance For Chinese Electric Vehicle Development and Commercialization (“the Alliance”)

On January 4, 2010, Kandi announced it had forged an Alliance with major Chinese energy, IT and battery companies to help launch a new electronic vehicle (EV) era in China.  The new business model of the Alliance addresses key hurdles to mass commercialization of EVs by reducing EV purchase costs, eliminating battery concerns and substantially increasing driving ranges.  The new model envisions expansion on a city by city basis of its new model, key elements of which include: strong government cooperation, separating the sale of electric vehicles from the sale of batteries, construction of a comprehensive network of “battery stations” within each city for rental, repair, replacement and charging of batteries, and also, utilizing Kandi vehicles and patented and patent pending EV technology for easy removal and replacement of batteries.  The core members of the Alliance are: Kandi Technologies Corp.,  China Potevio/CNOOC New Energy and Power Ltd. (a joint venture between China National Offshore Oil Corporation and China Potevio Co.) and Tianneng Power International, Ltd.  Jinhua City, where Kandi is based, has been chosen as the first model EV city by the Alliance.

About Kandi Technologies, Corp.

Kandi Technologies, Corp. (NASDAQ: KNDI) ranks as one of the largest manufacturers and exporters of go-karts in China, making it a world leader in the production of this popular recreational vehicle. It also ranks among the leading manufacturers in China of all terrain vehicles (ATVs), and specialized utility vehicles (UTVs), especially for agricultural purposes. Recently, it introduced a second generation high mileage, two seater three-wheeled motorcycle. A major company focus also has been on the manufacture and sales of a highly economical, beautifully designed, all electric super mini car — the COCO — for neighborhood driving and commuting. Kandi believes that battery powered, electric super minis will become the Company's largest revenue and profit generator. The Company's products can be viewed at http://www.kandivehicle.com. Its corporate/ir website is http://www.chinakandi.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

Contacts:

Kandi Technologies, Corp.
Hu Xiaoming
Chairman and CEO
86-579 - 83906856

US Investors:

Ken Donenfeld
donfgroup@aol.com
Tel: 212-425-5700
Fax- 646-381-9727